FELIX JARA CADOT                                                    Exhibit 7(b)
NOTARY PUBLIC

                                                 [Illegible stamp and signature]

Record No. 13.818-2000

                                    AGREEMENT

                           INVERSIONES Y BOSQUES S.A.

                                       AND

                         LQ INVERSIONES FINANCIERAS S.A.

                                       AND

                            BANCO DEL ESTADO DE CHILE

IN SANTIAGO DE CHILE, on December 20, 2000, the parties individualized hereinbelow have appeared in my presence, FELIX JARA CADOT, Notary Public, head of the 41st Notary Public's Office in Santiago, domiciled at # 1170 Huerfanos Street, suite 12, District of Santiago:

INVERSIONES Y BOSQUES S.A., Tax Id No. 96.572.580-6, hereinafter also designated "the debtor", hereby represented by Mr. LUIS FERNANDO ANTUNEZ BORIES, a Chilean citizen, married, civil industrial engineer, National Id. Card No. 6.926.972-9 and by Mr. ALESSANDRO BIZZARRI CARVALLO, a Chilean citizen, married, lawyer, National Id. Card No. 7.012.089-5, all the aforementioned domiciled at # 20 Enrique Foster Sur Street, floor 14, District of Las Condes; QUINENCO S.A., Tax Id No. 91.705.000-7, hereby represented by Mr. FRANCISCO PEREZ MACKENNA, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.525.286-4, both of them domiciled at # 20 Enrique Foster Sur Street, floor 14, District of Las Condes; LQ INVERSIONES FINANCIERAS S.A., Tax Id. No. 96.929.880-5, hereinafter also designated "the Grantors", hereby represented by Mr. LUIS FERNANDO ANTUNEZ BORIES, a Chilean citizen, married, civil industrial engineer, National Id. Card No. 6.926.972-9, both of them domiciled at # 20 Enrique Foster Sur, floor 14, District of Las Condes; INVERSIONES RIO GRANDE S.A., Tax Id. No. 95.987.000-4, represented by Mr. LUIS FERNANDO ANTUNEZ BORIES, hereinbefore individualized, both of them domiciled at # 20 Enrique Foster Sur Street, floor 14, District of Las Condes, hereinafter jointly denominated "the Grantorss"; and BANCO DEL ESTADO DE CHILE, an autonomous state-owned company, hereinafter also designated "the Bank", hereby represented by Mr. VICTOR CODDOU BRAGA, a Chilean citizen, married, commercial engineer, National Id. Card No. 7.706.983-6, both of them domiciled at # 1111 Libertador Bernardo O'Higgins Avenue, District of Santiago, all

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the appearing parties of legal age, who have hereby evidenced their identities by means of the Id. Cards individualized hereinabove and have represented as follows:

ONE: Banco del Estado has granted a loan amounting to 700,000 Unidades de Fomento1 to INVERSIONES Y BOSQUES S.A., which has been documented by means of a Promissory Note No. 743383, executed by Debtor on the date specified in the preamble hereof, for the amount referred to hereinabove. QUINENCO S.A., on its part, undertook as guarantor and joint and several debtor of the aforesaid note.

TWO: By means of a public deed granted at this Notary Public's Office on today's date, LQ INVERSIONES FINANCIERAS S.A. and INVERSIONES RIO GRANDE S.A. undertake the capacity of pledgors and joint and several debtors of INVERSIONES Y BOSQUES S.A. so as to secure full and timely compliance with the aforementioned note referred to under the foregoing clause before Banco del Estado de Chile. By means of the same public deed, LQ INVERSIONES FINANCIERAS S.A. granted a stock pledge - as per Law No. 4.287 - on 187,970,732 shares issued by BANCO DE A. EDWARDS and INVERSIONES RIO GRANDE S.A. on 27,360,026 shares issued by Madeco S.A., both to secure compliance with the obligations undertaken with the Bank as a result of the guarantees and joint and several debts specified hereinabove. By means of same public deed, QUINENCO S.A. granted a stock pledge - as per Law No. 4.287, on 2,075,085 shares issued by MADECO S.A., so as to secure compliance with the obligations undertaken with the Bank as a result of the guarantees and joint and several debts specified clause One above. The parties intend that the pledges serve as a surety for the aforementioned loan since, through the guarantees and joint and several debts, such loan shall also account for an indirect debt for each guarantor.

THREE: The appearing parties hereby agree that, for the aforementioned loan to be properly secured, a ratio between the pledged stocks and the effective amount of the loan amounting to 1.5 to 1 shall be kept. In other words, the total value of pledged shares shall be equivalent to 1.5 times the amount of the loan. Pledged shares value shall be deemed to be the lowest of: a) the average closing price of issuer's stocks at the Santiago Stock Exchange corresponding to the 180-day period prior to the date on which price is determined and b) the average closing price of shares at the Santiago Stock Exchange along the 30 days prior to price determination. The aforesaid measurement shall be carried out on a monthly basis, on the first working day of every month.

FOUR: Should the surety / debt ratio drop below the 1.25:1 level, Debtor and/or Grantors shall, upon the Bank's discretion and within the 30-day term following notification therefrom, grant a stock pledge on a higher number of shares issued by MADECO S.A. or by BANCO DE A. EDWARDS or other stocks acceptable for the Bank, or Debtor and/or Grantors shall make an advance payment of the loan so that the aforementioned ratio regains the 1.5:1 level. On an alternative basis and within the same term, Debtor and/or Grantorss shall be entitled to make term deposits at the Bank as accommodation endorsements, on a 1:1 surety / debt ratio basis, so that the aforementioned ratio regains the required level. Should the aforementioned fail to be achieved within the required term, Banco del Estado de Chile shall be irrevocably entitled to transfer a portion or the entire amount of the pledged shares and to allocate the product to paying the loan in advance, so that the surety / debt ratio regains the 1.5:1 level. QUINENCO S.A., L.Q. INVERSIONES FINANCIERAS S.A., INVERSIONES RIO GRANDE S.A. and

----------
(1)   Unidad de Fomento - UF - a Chilean, non-physical indexed monetary unit.


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

INVERSIONES Y BOSQUES S.A. hereby grant a special and irrevocable power of attorney to Banco del Estado de Chile, on behalf of which its representative hereby accepts the power to act accordingly.

FIVE: Should the surety / debt ratio rise above the 1.75 level along three consecutive measurements, Debtor and/or Grantors shall require release of pledge for as many shares as necessary for having such ratio regain the 1.5:1 level.

SIX. Should the stocks of MADECO S.A. and/or BANCO DE A. EDWARDS be no longer able to be valued by means of the mechanism referred to under clause three herein, the Bank shall be entitled to require Debtor replacement thereof for by other shares deemed to be satisfactory thereto and complying with the aforementioned requirement. The replacement pledge shall be granted within a 30-working day term as of notice from the Bank. In addition, Debtor shall be entitled to request replacement of the pledged stocks by shares corresponding to another company, which the Bank considers acceptable or for term deposits as accommodation endorsements, where the latter have a 1:1 surety / debt ratio.

SEVEN. INVERSIONES Y BOSQUES S.A. hereby undertakes before the Bank, on behalf of which accepts its representative, to keep a debt ratio - measured as the quotient resulting from the current liabilities divided by net worth - not exceeding 3.5 times. Should Debtor exceed the aforementioned level, it shall correct such situation within the following 45-day term.

EIGHT: QUINENCO S.A., in turn, in its capacity of guarantor and joint and several debtor of the note securing the loan referred to under clause one herein, hereby undertakes as follows before Banco del Estado de Chile: a) Keeping assets free from all and every encumbrances, collaterals, burdens, restrictions or privileges for an amount equivalent to at least 1.3 times the outstanding balance of all the unsecured debts held by Quinenco S.A. For these purposes, both assets and debts shall be valued at book value; b) Keeping an individual indebtedness level whereby the financial debt / total capital formation ratio not exceeding 0.45 times. To this end, financial debt shall be construed as the addition of lots 21,010; 21,015; 21,020; 21,025; 21,030;
21,060; 21,075; 22,010; 22,020; 22,030; 22,040 and 22,045 of Quinenco's
individual FECU. Total capital formation shall be construed as the addition of individual net worth, plus financial debt; c) Keeping a minimum individual net worth of at least UF 33 million. The aforementioned obligations, as well as that provided in the clause hereinabove shall remain in full effect for as long as the relevant loan remains unpaid.

NINE: Banco del Estado de Chile shall be entitled to require advance payment of all and every pending obligations held by INVERSIONES Y BOSQUES S.A. therewith. Further the Bank shall be entitled to demand the payment of the pledge, guarantee and surety as specified under clauses one and two herein in any of the following cases: a) In the event Debtor and/or Quinenco S.A. fail to fully and timely comply with the obligations undertaken thereby by means of this instrument; b) Should Quinenco's current major stockholders loose control of such company.

TEN: Debtor shall be able to pay the loan referred to under clause one herein in advance, with no fee being applicable thereto, provided that the following requirements are complied with: a) Notifying the Bank in writing, at least 90 days in advance to the date on which it intends to make the relevant advance payment; b) As of January 15, 2002, it shall be able


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to pay in advance as much as 50 per cent of the owed principal. Said advance payment shall only be carried out on any day between January 15 and January 31, 2002. Following such date, payment shall only be performed on interest payment dates; c) As of January 15, 2003, Debtor shall be able to pay up to 100 per cent of owed principal. The aforesaid advance payment shall only be carried out on any day between January 15 and January 31, 2003. Following such date, payment shall only be performed on interest payment dates.

ELEVEN: For all the legal purposes stemming from this instrument, the appearing parties hereby establish their domicile in the city and district of Santiago and, consequently, shall subject to the jurisdiction of the Courts of Justice located therein.

TWELVE: All and every expenses resulting from this deed shall be exclusively born by Debtor.

The power of Mr. Luis Fernando Antunez Bories and Mr. Alessandro Bizzarri Carvallo to act on behalf of INVERSIONES Y BOSQUES S.A. is evidenced by means of a public deed dated August 5, 1997 granted at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The power of Mr. Francisco Perez Mackenna to act on behalf of QUINENCO S.A. is evidenced by means of a public deeds dated December 12, 2000, granted at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The power of Mr. Luis Fernando Antunez Bories to act on behalf of LQ INVERSIONES FINANCIERAS S.A. is evidenced by means of public deeds dated December 13 and December 15, 2000, both of them granted at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The power of Mr. Luis Fernando Antunez Bories to act on behalf of INVERSIONES RIO GRANDE S.A. is evidenced by means of public deed dated December 14, 2000, granted at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The power of the Bank's representative is evidenced by means of a public deed dated June 7, 1996, granted at the Santiago Notary Public's Office of Mr. Pedro Reveco Hormazabal.

This agreement has been prepared by counsel URBANO MARIN LOYOLA. In witness whereof, the parties sign this document having one single date and effect. Counterparts are provided. Registered under Record No. 13.818.

In witness whereof I have hereunto affixed my hand and seal.

(Signature illegible)
LUIS FERNANDO ANTUNEZ BORIES
National Id. Card No. 6.926.972-9

(Signature illegible)
ALESSANDRO BIZZARRI CARVALLO
National Id. Card No. 7.012.089-5

(Signature illegible)
FRANCISCO PEREZ MACKENNA
National Id. Card No. 6.525.286-4


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

(Signature illegible)
VICTOR CODDOU BRAGA
National Id. Card No. 7.706.983-6
By proxy BANCO DEL ESTADO DE CHILE

(Signature and stamp illegible)

(Stamp: Banco del Estado de Chile - Group Head - Major Corporations; Signature illegible).


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